Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-228086) of our report dated February 14, 2019, relating to the financial statements of Guardion Health Sciences, Inc. as of December 31, 2018 and 2017 and for the years then ended which appear in Guardion Health Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on February 14, 2019. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
March 21, 2019